Exhibit 5



                [HOUSLEY KANTARIAN & BRONSTEIN, P.C. LETTERHEAD]



                               September 30, 1997


Board of Directors
Glen Burnie Bancorp
101 Crain Highway, S.E.
Glen Burnie, Maryland 21061

         Re:      Registration Statement on Form S-1

Gentlemen and Ladies:

         You have requested our opinion as special counsel to Glen Burnie Bancorp (the "Company"), in connection with the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement."). The Registration Statement relates to shares of the common stock $10.00 par value of the Company (the "Common Stock") to be issued in connection with its Dividend Reinvestment and Stock Purchase Plan and the Stockholder Purchase Plan.

         In rendering this opinion, we understand that the Common Stock will be offered and sold in the manner described in the Prospectus which is a part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

         Based upon the foregoing, it is our opinion that the shares of Common Stock will, when issued and sold as contemplated by the Registration Statement, be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Legal Matters."


                                            HOUSLEY KANTARIAN & BRONSTEIN, P.C.



                                            By:/s/ Allan D. Housley
                                            -----------------------------------
                                            Allan D. Housley